Exhibit 99.1


                      Possis Medical Ranked by Deloitte as
      One of the 500 Fastest Growing Technology Companies in North America


     MINNEAPOLIS--(BUSINESS WIRE)--Oct. 31, 2005--Possis Medical, Inc. (NASDAQ:POSS), today announced that it has been included in the 2005 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America. Rankings are based on five-year percentage revenue growth from 2000 to 2004. Possis Medical grew 255 percent during this period and has been named to the ranking in four of the last five years.
     Robert G. Dutcher, president and CEO of Possis Medical, Inc. said, "This is an honor for our team of dedicated employees that develops pioneering medical devices for the growing cardiovascular and vascular treatment markets. We look forward to continuing our successes in the coming years."
     "Because the Deloitte Technology Fast 500 measures sustained revenue growth over five years, being one of the 500 fastest growing technology companies in North America is an impressive achievement," said Tony Kern, deputy national managing principal of Deloitte's Technology, Media and Telecommunications industry practice. "Possis Medical deserves a lot of credit for its remarkable growth."

     About Deloitte & Touche LLP

     Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firms and their respective subsidiaries and affiliates. As a Swim Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other's acts or omissions. Each of the member
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"Deloitte", "Deloitte & Touche", "Deloitte Touche Tohmatsu" or other related names. Services are provided by the member firms or their subsidiaries or affiliates and not by the Deloitte Touche Tohmatsu Verein.
     Deloitte & Touche USA LLP is the US member firm of Deloitte Touche Tohmatsu. In the US, services are provided by the subsidiaries of Deloitte & Touche USA LLP (Deloitte & Touche LLP, Deloitte Consulting LLP, Deloitte Financial Advisory Services LLP, Deloitte Tax LLP and their subsidiaries), not by Deloitte & Touche USA LLP.

     About Possis Medical

     Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements relate to our ability to continue to grow our business. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             jules.fisher@possis.com